Exhibit 99.1

News Release

Contact:
James M. Sullivan
Executive Vice President and Chief Financial Officer
+1 414-319-8509

JOY GLOBAL ANNOUNCES THIRD QUARTER
FISCAL 2015 OPERATING RESULTS

Milwaukee, WI - September 3, 2015 - Joy Global Inc. (NYSE: JOY), a worldwide leader in high-productivity mining solutions, today reported third quarter fiscal 2015 results.

Third Quarter Summary

•	Bookings $635 million, down 31 percent from a year ago

•	Service bookings $537 million, down 16 percent from a year ago

•	Net sales $792 million, down 10 percent from a year ago

•	Earnings per diluted share $0.46, compared to $0.71 a year ago

•	Excluding excess purchase accounting, acquisition costs, restructuring charges and pension items of $14 million, adjusted earnings per diluted share of $0.54, compared to $0.80 a year ago

•	Net cash provided by operations $116 million, up 27% from a year ago

Third Quarter Operating Results

"Our financial results for the third quarter reflect an end market environment that is one of the most challenging seen in decades,” said Ted Doheny, President and Chief Executive Officer. "The further step down in commodity prices resulted in projects getting delayed and a lock down on cash from our customers which impacted our service business. We are accelerating our facility optimization plans and taking additional cost reduction actions to align with lower market demand.

"Tough quarter for us, but we were able to make some significant steps in driving our growth strategies while taking further cost actions to strengthen our business for the future. We are encouraged by the initial results from our Montabert acquisition in the quarter. We remain committed to growing our hard rock business and driving our growth strategies."

Bookings - (in millions)
	Quarter Ended
	July 31, 2015	August 1, 2014	% Change
Segment:
Underground	$366	$493	(26)%
Surface	325	482	(33)%
Eliminations	(56)	(52)
Total Bookings by Segment	$635	$923	(31)%

Product:
Service	$537	$639	(16)%
Original Equipment	98	284	(66)%
Total Bookings by Product	$635	$923	(31)%

Consolidated bookings in the third quarter totaled $635 million, a decrease of 31 percent versus the third quarter of last year. Original equipment orders decreased 66 percent while service orders were down 16 percent compared to the prior year. Bookings were reduced by $46 million from the impact of foreign currency exchange movements versus the year ago period, a $2 million decrease for original equipment and a $44 million decrease for service bookings. When adjusting for foreign currency exchange, orders were down 26 percent compared to the third quarter of last year, with original equipment orders down 65 percent and service orders down 9 percent.

Bookings for underground mining machinery decreased 26 percent in comparison to the third quarter of last year. Original equipment orders decreased 48 percent compared to the prior year. Original equipment orders declined in all regions except in Eurasia. Service orders decreased 13 percent compared to the prior year, with decreases in all regions except Eurasia. The Montabert hard rock orders since acquisition totaled $17 million and are included in Eurasia service orders. Orders for underground mining machinery were reduced by $31 million from the impact of foreign currency exchange compared to the third quarter of last year.

Bookings for surface mining equipment decreased 33 percent in comparison to the prior year third quarter. Original equipment orders decreased 68 percent compared to the prior year. Original equipment orders decreased in all regions except North America and Eurasia. Service orders decreased 18 percent compared to the prior year, with declines in all regions except Latin America, which was flat, and Africa. Orders for surface mining equipment were reduced by $15 million from the impact of foreign currency exchange compared to the third quarter of last year.

Backlog at the end of the third quarter was $1.12 billion, down from $1.33 billion at the beginning of the year.

Net Sales - (in millions)
	Quarter Ended
	July 31, 2015	August 1, 2014	% Change
Segment:
Underground	$453	$471	(4)%
Surface	363	435	(17)%
Eliminations	(24)	(30)
Total Net Sales by Segment	$792	$876	(10)%

Product:
Service	$592	$619	(4)%
Original equipment	200	257	(22)%
Total Net Sales by Product	$792	$876	(10)%

Consolidated net sales totaled $792 million, a 10 percent decrease versus the third quarter of last year. Original equipment sales decreased 22 percent and service sales decreased 4 percent compared to the prior year. Current quarter net sales were reduced by $50 million from the impact of foreign currency exchange movements versus the year ago period. When adjusting for foreign currency exchange, sales were down 4 percent compared to the third quarter of last year with original equipment sales down 15 percent and service sales flat.

Net sales for underground mining machinery decreased 4 percent in comparison to the third quarter of last year. Original equipment sales increased 2 percent compared to the prior year, with increases in Australia and Africa partially offset by decreases in all other regions. Service sales decreased 6 percent compared to the prior year, with increases in Eurasia, China and Australia more than offset by decreases in all other regions with the most significant reduction in North America coal. Net sales for underground mining machinery were reduced by $39 million from the impact of foreign currency exchange compared to the prior year third quarter.

Net sales for surface mining equipment decreased 17 percent in comparison to the third quarter of last year. Original equipment sales decreased 53 percent compared to the prior year, with an increase in North America more than offset by declines in all other regions. Service sales decreased 3 percent compared to the prior year, with increases in Latin America, Eurasia and China more than offset by declines in all other regions. Net sales for surface mining equipment were reduced by $11 million from the impact of foreign currency exchange compared to the third quarter of last year.

Operating Income - (in millions)
	Quarter Ended
	July 31, 2015	August 1, 2014	Return on Sales
			2015	2014
Underground	$45.8	$61.1	10.1%	13.0%
Surface	58.2	87.9	16.1%	20.2%
Corporate Expenses	(11.7)	(7.0)
Eliminations	(5.3)	(8.6)
Adjusted Operating Income	87.0	133.4	11.0%	15.2%
Restructuring charges	(7.8)	(6.3)	(1.0)%	(0.7)%
Non-cash pension settlement charge	(2.3)	(7.8)	(0.3)%	(0.9)%
Excess purchase accounting	(2.7)	—	(0.3)%	—%
Acquisition costs	(0.8)	—	(0.1)%	—%
Total Operating Income	$73.4	$119.3	9.3%	13.6%

Operating income for the third quarter of fiscal 2015 totaled $73 million, compared to $119 million in the third quarter of fiscal 2014. The third quarter of 2015 included an aggregate negative impact of $13.6 million from restructuring charges, a non-cash pension settlement charge, excess purchase accounting and acquisition costs compared to a $14.1 million negative impact in 2014 for restructuring charges and pension related items. The $46 million year over year decrease in adjusted operating income in the quarter, was due to lower sales volumes, unfavorable product mix and increased bad debt and legal expenses, which were partially offset by savings from the company's cost reduction programs.

Restructuring activities continued in the quarter to better align the company's workforce and overall cost structure with current and anticipated levels of future demand. The restructuring activities in the current quarter were primarily in the underground U.S. region. Additional restructuring charges in the range of $10 million to $20 million are expected in the fourth quarter as the Company continues to optimize its global manufacturing footprint.

In conjunction with a recent UK law change, certain individuals transferred their pension benefit out of the Company's defined benefit pension plan to a defined contribution plan which resulted in a non-cash pension settlement charge in the current quarter of $2.3 million.

The third quarter results included $2.7 million in excess purchase accounting charges associated with the write-up of the acquired inventory and backlog of Montabert. Excess purchase accounting charges from the Montabert transaction will be fully recognized in the fourth quarter of 2015. We anticipate an additional final charge of approximately $3 million.

Net Income and Earnings Per Share Reconciliation
	Quarter Ended
	July 31, 2015		August 1, 2014
	Dollars in millions	Fully Diluted EPS	Dollars in millions	Fully Diluted EPS
Operating profit	$73.4		$119.3
Interest expense, net	13.7		14.9
Income tax expense	14.8		33.1
Net Income and EPS	44.9	$0.46	71.3	$0.71
Add:
Restructuring charges, net of tax	5.0	0.05	4.5	0.04
Non-cash pension settlement charge, net of tax	1.8	0.02	5.0	0.05
Acquisition costs, net of tax	0.5	—	—	—
Excess purchase accounting, net of tax	1.8	0.02
Net discrete tax charge	—	—	—	—
Deduct:
Net discrete tax benefits	(0.8)	(0.01)	(0.4)	—
Adjusted Net Income and Adjusted EPS	$53.2	$0.54	$80.4	$0.80

Fully diluted earnings per share for the third quarter of fiscal 2015 totaled $0.46, compared to $0.71 in the third quarter of fiscal 2014. The third quarter of fiscal 2015 included a negative impact of $0.08 per share for restructuring charges, the non-cash pension settlement charge, excess purchase accounting and a net discrete tax benefit, compared to $0.09 per share net charge in the third quarter of fiscal 2014.

The effective income tax rate was 24.8 percent for the third quarter of fiscal 2015, compared to 31.7 percent in the third quarter of fiscal 2014. The decrease in the effective tax rate for the quarter was attributable to cash repatriation benefits and a change in the geographical mix of projected earnings. Excluding discrete tax items in both periods, the effective income tax rate was 26.1 percent and 32.1 percent in the third quarter of fiscal 2015 and 2014, respectively.

Cash provided by continuing operations was $116 million for the third quarter of fiscal 2015, compared to $92 million provided by continuing operations in the third quarter of fiscal 2014. The increase in cash from continuing operations during the third quarter versus the year ago period was primarily due to increased cash from trade working capital partially offset by lower earnings.

Capital expenditures were $18 million in the third quarter of fiscal 2015, compared to $25 million in the prior year third quarter.

During the third quarter, the company did not repurchase any shares of its common stock. Since inception of the share repurchase program in the fourth quarter of fiscal 2013, the company has repurchased 9.8 million shares of its common stock for $533 million, leaving $467 million available under the current Board authorization.

Foreign exchange impacts on sales, discrete tax items, adjusted diluted earnings per share and adjusted net income metrics are non-GAAP measures that remove the effect of certain items and are provided to present consistency to aid investors in comparing our operating results across periods. These measures are not purported to be alternatives to diluted earnings per share or net income presented in accordance with GAAP.

Market Outlook

Global macroeconomic trends have weakened further over the last several months and have resulted in lower estimates for growth in 2015. A slower than expected first half in the U.S., along with slowing growth in China are largely responsible for the revised outlook. The Eurozone has stayed resilient in the face of the Greek and Russian issues, with growth in the region tracking at 1.5 percent for 2015. Further decline in commodity prices and rebalancing in China will weigh on growth through the remainder of 2015. Slower economic activity will likely reduce commodity demand, straining market balances and keeping downward pressure on prices.

A slowing global economy has re-introduced concern surrounding the strength of copper demand and has driven spot prices below $2.30/lb. At the same time, refined copper markets have experienced an approximate 50,000 tonne surplus through May which has weighed on prices. Despite the pricing concerns, mine disruptions thus far in 2015 have resulted in at least 500,000 tonnes of lost production which is a characteristic of the copper industry. This dynamic, along with the longer-term expectation for copper to return to a deficit, should continue to elicit investment from projects that have the strongest economic incentives to proceed.

Increasing regulation of carbon emissions as well as an abundant supply of low cost natural gas has created one of the most challenging environments that the U.S. coal market has ever seen. Sustained natural gas prices below $3.00/mmBtu have driven a nearly 60 million ton reduction in U.S. coal burn through June, with full-year expectations of a 90 million ton reduction in the electric power sector. Through July, U.S. coal production has declined over 50 million tons. The expectation of sub $3.00/mmBtu gas and reduced coal export opportunities is likely to drive at least an 80 million ton reduction in total U.S. coal production for the year; greater than previously expected.

Internationally, thermal coal markets remain well supplied amidst a slowing global demand environment. Chinese coal imports are trending nearly 100 million tonnes below peak levels and Indian power plant stockpiles are nearly three times higher than they were a year ago reducing near-term demand.

Headwinds to the global economy have resulted in steel production falling over 2 percent through July, which is driving a decline in met coal demand. While supply curtailments continue to be announced, the decline in demand along with currency related production pressure has left the market in surplus. After settling at $93 per tonne last quarter, it is expected that the fourth quarter met coal contract will fall further as current spot prices are trending around $85 per tonne. The impacts of a declining global steel market also continue to affect the iron ore market. The combination of weakening demand and continued strong supply growth has left iron ore prices trending around $55 per tonne, although weaker demand going forward could push prices lower.

Overall, the global mining industry remains strained as miners navigate through a sharp and prolonged downturn. Commodity price declines continue to reduce our customers' capital expenditure plans and delay maintenance spending. The weakening of the global economy over the last quarter has further deteriorated the supply and demand imbalances.

Company Outlook

"We are continuing to take proactive steps to better position the company for the eventual market recovery,” continued Doheny. Our focus on cost control and capital management will help mitigate the market softness currently impacting the business. We’ve exceeded our year-to-date cost savings target, and we will continue to drive cost out of the business over the next several quarters.

"We have seen some early successes with our recent acquisition of Montabert and the integration is proceeding well. Our hard rock business is proving to be more resilient to the commodity downturn but not totally immune. We also achieved important new product development milestones as our prototype hybrid excavator and underground electric loader were delivered to hard rock customers. These new products leverage our unique energy efficient electric drive technology for a step function improvement in cost and reliability for the mines.

"The ongoing challenges in commodity markets along with slowing global economic growth have weighed on our customers’ financial position and our incoming order rates. We now expect fiscal 2015 revenues and adjusted earnings per fully diluted share to be approximately $3.1 billion and approximately $1.80, respectively.

"Our focus remains on prudently managing the business through the current market downturn as well as providing the world-class service and technical expertise that our customers expect and need. We will continue to invest strategically in areas that provide value to our customers and returns to our shareholders."

Quarterly Conference Call

Management will host a quarterly conference call to discuss the Company's third quarter results at 11:00 a.m. Eastern time on September 3, 2015. Interested parties can listen to the call by dialing 888-504-7966 in the United States or 719-325-2437 outside of the United States, access code #7285398, at least 15 minutes prior to the 11:00 a.m. Eastern start time of the call. A rebroadcast of the call will be available until the close of business on September 24, 2015 by dialing 888-203-1112 or 719-457-0820, access code #7285398.

Alternatively, interested parties can listen to a live webcast of the call on the Joy Global Inc. website at http://investors.joyglobal.com/events.cfm. To listen, please register and download audio software on the site at least 15 minutes prior to the start of the call. A replay of the webcast will be available until the close of business on October 30, 2015.

About Joy Global Inc.

Joy Global Inc. is a worldwide leader in mining equipment and services for surface and underground mining.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “indicate,” “intend,” “may be,” “objective,” “plan,” “potential” “predict,” “should,” “will be,” and similar expressions are intended to identify forward-looking statements. The forward-looking statements in this press release are based on our current expectations and assumptions and are subject to risks and uncertainties that may cause actual results to differ materially from any forward-looking statement. In addition, certain market outlook information and other market statistical data contained herein is based on third party sources that we cannot independently verify, but that we believe to be reliable. Forward-looking statements contained herein are made only as to the date of this press release and we undertake no obligation to update forward-looking statements to reflect new information. We cannot assure you the projected results or events will be achieved. Because forward-looking statements involve risks and uncertainties, they are subject to change at any time. Important factors that could cause our actual results to differ materially from the results anticipated by the forward-looking statements include (i) risks of international operations, including currency fluctuations, (ii) risks associated with general economic conditions and cyclical economic conditions affecting the global mining industry, (iii) risks associated with acquisitions, (iv) risks associated with indebtedness, (v) risks associated with the international and U.S. commodity markets for coal, copper and other materials mined by our customers, (vi) risks associated with access to major purchased items, such as steel, castings, forgings and bearings, and (vii) risks associated with labor markets and other risks, as well as the risks, uncertainties and cautionary statements set forth in our public filings with the Securities and Exchange Commission.

JOY-F

JOY GLOBAL INC.
SUMMARY OF CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In thousands, except per share data)

	Quarter Ended		Nine Months Ended
	July 31, 2015	August 1, 2014	July 31, 2015	August 1, 2014

Net sales	$792,183	$875,661	$2,306,579	$2,644,703
Costs and expenses:
Cost of sales	574,838	623,729	1,674,987	1,879,499
Product development, selling and administrative expenses	145,215	137,259	444,571	444,822
Other income	(1,234)	(4,618)	(5,347)	(9,896)
Operating income	73,364	119,291	192,368	330,278

Interest expense, net	13,676	14,897	39,905	42,565
Income before income taxes	59,688	104,394	152,463	287,713

Provision for income taxes	14,803	33,105	45,271	93,612
Net income	$44,885	$71,289	$107,192	$194,101

Basic earnings per share	$0.46	$0.71	$1.10	$1.93

Diluted earnings per share	$0.46	$0.71	$1.09	$1.91

Dividends per share	$0.20	$0.20	$0.60	$0.55

Weighted average shares outstanding:
Basic	97,480	99,856	97,481	100,666
Diluted	98,033	100,738	98,052	101,536

Note - For complete information, including footnote disclosures, please refer to the Company's Form 10-Q filing with the SEC.

JOY GLOBAL INC.
SUMMARY CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	July 31, 2015	October 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$140,900	$270,191
Accounts receivable, net	829,536	1,059,709
Inventories	1,184,342	1,108,308
Other current assets	177,219	180,151
Total current assets	2,331,997	2,618,359

Property, plant and equipment, net	875,150	892,440
Other intangible assets, net	332,469	319,269
Goodwill	1,554,177	1,516,693
Deferred income taxes	74,532	70,181
Other assets	163,804	180,044
Total assets	$5,332,129	$5,596,986

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Short-term borrowings, including current portion of long-term obligations	$14,171	$11,739
Trade accounts payable	330,838	395,945
Employee compensation and benefits	82,901	136,911
Advance payments and progress billings	297,722	285,939
Accrued warranties	56,802	67,272
Other accrued liabilities	212,440	265,600
Current liabilities of discontinued operations	11,582	11,582
Total current liabilities	1,006,456	1,174,988

Long-term obligations	1,256,032	1,269,541

Other liabilities:
Liability for postretirement benefits	18,721	19,609
Accrued pension costs	135,280	144,379
Other non-current liabilities	171,373	147,472
Total other liabilities	325,374	311,460

Shareholders' equity	2,744,267	2,840,997

Total liabilities and shareholders' equity	$5,332,129	$5,596,986

Note - For complete information, including footnote disclosures, please refer to the Company's Form 10-Q filing with the SEC.

JOY GLOBAL INC.
SUMMARY OF CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	Quarter Ended		Nine Months Ended
	July 31, 2015	August 1, 2014	July 31, 2015	August 1, 2014
Operating Activities:
Net income	$44,885	$71,289	$107,192	$194,101
Depreciation and amortization	36,738	33,888	102,914	98,725
Other adjustments to continuing operations, net	7,252	(7,793)	47,021	4,949
Changes in working capital items attributed to continuing operations:
Accounts receivable, net	93,071	48,271	198,081	214,448
Inventories	12,689	(68,862)	(120,377)	(84,439)
Trade accounts payable	(24,362)	16,550	(60,936)	(29,442)
Advance payments and progress billings	(22,464)	(12,534)	35,462	(3,352)
Other working capital items	(31,856)	10,838	(140,643)	(96,669)
Net cash provided by operating activities of continuing operations	115,953	91,647	168,714	298,321
Net cash provided (used) by operating activities of discontinued operations	—	12	—	(103)
Net cash provided by operating activities	115,953	91,659	168,714	298,218

Investing Activities:
Acquisition of businesses, net of cash acquired	(114,353)	(47,058)	(114,353)	(47,058)
Property, plant, and equipment acquired	(18,026)	(24,764)	(57,821)	(69,068)
Other investing activities, net	365	4,654	4,696	8,793
Net cash used by investing activities	(132,014)	(67,168)	(167,478)	(107,333)

Financing Activities:
Common stock issued	293	3,608	2,853	10,189
Dividends paid	(19,492)	(19,960)	(58,456)	(55,334)
Treasury stock purchased	—	(64,832)	(50,000)	(194,336)
Other financing activities, net	(12,149)	(21,125)	(11,284)	(47,819)
Net cash used by financing activities	(31,348)	(102,309)	(116,887)	(287,300)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(3,782)	70	(13,640)	(1,252)

Decrease in Cash and Cash Equivalents	(51,191)	(77,748)	(129,291)	(97,667)

Cash and Cash Equivalents at the Beginning of Period	192,091	385,790	270,191	405,709

Cash and Cash Equivalents at the End of Period	$140,900	$308,042	$140,900	$308,042

Supplemental cash flow information:
Interest paid	$15,413	$15,341	$46,137	$46,677
Income taxes paid	35,976	45,521	85,273	120,032

Depreciation and amortization by segment:
Underground	$22,826	$18,568	$60,538	$54,780
Surface	13,726	14,625	40,672	41,834
Corporate	186	695	1,704	2,111
Total depreciation and amortization	$36,738	$33,888	$102,914	$98,725

Note - For complete information, including footnote disclosures, please refer to the Company's Form 10-Q filing with the SEC.

JOY GLOBAL INC.
SUPPLEMENTAL FINANCIAL DATA
(Unaudited)
(In thousands)

	Quarter Ended
	July 31, 2015	August 1, 2014	Change
Net Sales By Segment:
Underground	$453,302	$470,747	$(17,445)	(4)%
Surface	362,559	435,186	(72,627)	(17)%
Eliminations	(23,678)	(30,272)	6,594
Total Sales By Segment	$792,183	$875,661	$(83,478)	(10)%

Net Sales By Product:
Service	$592,420	$619,026	$(26,606)	(4)%
Original Equipment	199,763	256,635	(56,872)	(22)%
Total Sales By Product	$792,183	$875,661	$(83,478)	(10)%

Net Sales By Geography:
United States	$225,685	$362,982	$(137,297)	(38)%
Rest of World	566,498	512,679	53,819	10%
Total Sales By Geography	$792,183	$875,661	$(83,478)	(10)%

Operating Income By Segment:			% of Net Sales
Underground	$33,967	$47,635	7.5%	10.1%
Surface	57,319	87,269	15.8%	20.1%
Corporate	(12,542)	(7,039)
Eliminations	(5,380)	(8,574)
Total Operating Income	$73,364	$119,291	9.3%	13.6%

	Nine Months Ended
	July 31, 2015	August 1, 2014	Change
Net Sales By Segment:
Underground	$1,261,904	$1,466,088	$(204,184)	(14)%
Surface	1,132,981	1,279,507	(146,526)	(11)%
Eliminations	(88,306)	(100,892)	12,586
Total Sales By Segment	$2,306,579	$2,644,703	$(338,124)	(13)%

Net Sales By Product:
Service	$1,702,580	$1,848,003	$(145,423)	(8)%
Original Equipment	603,999	796,700	(192,701)	(24)%
Total Sales By Product	$2,306,579	$2,644,703	$(338,124)	(13)%

Net Sales By Geography:
United States	$761,811	$1,029,783	$(267,972)	(26)%
Rest of World	1,544,768	1,614,920	(70,152)	(4)%
Total Sales By Geography	$2,306,579	$2,644,703	$(338,124)	(13)%

Operating Income By Segment:			% of Net Sales
Underground	$106,691	$177,773	8.5%	12.1%
Surface	142,931	216,034	12.6%	16.9%
Corporate	(36,704)	(35,464)
Eliminations	(20,550)	(28,065)
Total Operating Income	$192,368	$330,278	8.3%	12.5%

Note - For complete information, including footnote disclosures, please refer to the Company's Form 10-Q filing with the SEC.

JOY GLOBAL INC.
SUPPLEMENTAL FINANCIAL DATA
(Unaudited)
(In thousands)

	Quarter Ended
	July 31, 2015	August 1, 2014	Change
Bookings By Segment:
Underground	$365,705	$493,115	$(127,410)	(26)%
Surface	325,617	482,609	(156,992)	(33)%
Eliminations	(56,269)	(52,307)	(3,962)
Total Bookings By Segment	$635,053	$923,417	$(288,364)	(31)%

Bookings By Product:
Service	$537,141	$639,021	$(101,880)	(16)%
Original Equipment	97,912	284,396	(186,484)	(66)%
Total Bookings By Product	$635,053	$923,417	$(288,364)	(31)%

	Nine Months Ended
	July 31, 2015	August 1, 2014	Change
Bookings By Segment:
Underground	$1,210,096	$1,432,218	$(222,122)	(16)%
Surface	980,675	1,516,519	(535,844)	(35)%
Eliminations	(110,812)	(117,212)	6,400
Total Bookings By Segment	$2,079,959	$2,831,525	$(751,566)	(27)%

Bookings By Product:
Service	$1,656,219	$1,946,412	$(290,193)	(15)%
Original Equipment	423,740	885,113	(461,373)	(52)%
Total Bookings By Product	$2,079,959	$2,831,525	$(751,566)	(27)%

Note - For complete information, including footnote disclosures, please refer to the Company's Form 10-Q filing with the SEC.

JOY GLOBAL INC.
SUPPLEMENTAL FINANCIAL DATA
(Unaudited)
(In thousands)

	Amounts as of:
	July 31, 2015	May 1, 2015	January 30, 2015	October 31, 2014
Backlog By Segment:
Underground	$693,473	$765,580	$752,037	$729,791
Surface	477,555	514,497	593,624	629,861
Eliminations	(48,775)	(16,184)	(16,001)	(26,269)
Total Backlog By Segment	$1,122,253	$1,263,893	$1,329,660	$1,333,383

Backlog By Product:
Service	$528,581	$568,372	$568,419	$559,454
Original Equipment	593,672	695,521	761,241	773,929
Total Backlog By Product	$1,122,253	$1,263,893	$1,329,660	$1,333,383

Note - For complete information, including footnote disclosures, please refer to the Company's Form 10-Q filing with the SEC.